Exhibit 99.1

One Horizon Group
2013 Financial Results Conference Call
April 17, 2014

Operator:                                           Greetings and welcome to the One Horizon Group 2013 Financial Results conference call.  At this time, all participants are in a listen-only mode.  A question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

I would now like to turn the conference over to Mr. John Mattio, Senior Vice President of MZ North America.  Thank you, Mr. Mattio, you may begin.

John Mattio:                                         Thank you, Operator.  Welcome, everyone, to the One Horizon Group Full Year 2013 Earnings call.  Joining us from the Company are Mr. Brian Collins, Founder and Chief Technology Officer.  The Company issued an earnings press release this morning with detailed financial results, which is available on the Company’s website and on general financial portals.  After the Company’s prepared comments, we will open up the floor for your questions.

                           Before we begin with the formal remarks, I would like to remind everyone that some of the statements made on this conference call and webcast, including statements regarding expected future financial results and industry growth, are forward-looking statements that involve a number of risks and uncertainties that could cause actual events or results to differ materially from those described in this conference call.  Factors that could cause actual results include, but are not limited to, general business and economic conditions and the state of the telecommunications industry, market acceptance and competitiveness of the products developed by the Company, the uncertainty of continued success in technological innovations, and other operational and market challenges and other risks described from time to time in the Company’s SEC filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For more information regarding the Company, including those risks identified in the section entitled Risk Factors in its regulatory filings with the SEC, please refer to its Form 10-Q and 10-K filed with the SEC.

   At this time, I would like to turn the call over to Mr. Brian Collins.  Brian, the floor is yours.

Brian Collins:                                      Thanks a lot, John, appreciate it, and thanks, everybody, for being with us for this call.  Some of you may be new to the One Horizon story, so I’d like to provide you with just a brief summary of our assets, our technology, the market opportunities available basically to OHGI and our growth strategies.  After that, I’ll go through the 2013 results, and I’ll end up with our prepared remarks today by providing business updates and reasons why we’re still very, very excited about our opportunity for 2014 and beyond.

                            One Horizon has a simple scalable business model, an attractive value proposition for our customers, which are mobile operator carriers, fixed line carriers and cable TV voice carriers as well.  Their end user target audience really are mobile phone users using the smartphone, so Android devices, iPhones and so on, iPads, and what we do is we provide carriers with a unique voice over IP software platform that’s turnkey and that enables them to optimize the bandwidth used and consumed for voice over IP on their networks, thereby reducing their costs for spectrum and putting more calls through the same available spectrum that they have today.  This allows them to capture revenues lost to competing OTT over the top providers such as Skype and WhatsApp and Viber, so that’s what our solution brings them.

                            The solution is proprietary.  We built it in-house, completely developed inside One Horizon.  The intellectual property rests with One Horizon and it’s patented and patent pended in many jurisdictions around the world.  It’s very easy to install and simple to customize, so it—the turnkey nature of it makes it very attractive to our operators.  It’s compatible with any network in the world, so whether it’s mobile or fixed, cable TV, satellite, everything.  You name it, as long as it’s got an internet connection, our software will work, especially on the smartphones which are really good at connecting to the internet these days, as you’re probably aware.  Users can download the app, which is white-label so branded per our customers, so each customer will have its own brand not linked as such to One Horizon, and it’ll actually just have their own logo, their own sounds and their own pictures and so on, and it goes on to Android, iPhones and so on from Google Play for Android system, from iTunes for Apple and so on.

                                                                 We also supply a client for the PC that allows you sit at your desktop and so on, put your headset on, and make a very good quality, very, very high quality voice over IP calls to one another, whether it’s from person-to-person, app-to-app or whether it’s from person-to-telephone network like app-to-mobile telephone or app-to-fixed line telephone.  It is—as I mentioned, it’s proprietary, built in-house and the way we’ve implemented it ensures that we have much higher quality on wireless internet that is actually provided to us by the smartphone devices.

  We generate high margin revenues from carriers from two primary sources: software licensing fees and a per subscriber fee for each user that activates our app.  So when you download it and you activate it in the carrier’s image effectively, you then pay One Horizon—the operator pays One Horizon the license fee.  Our fees, depending on volume on user license fees, range from $4.00 for a user license down to $1.00, (inaudible) in the millions of users; like, most of these operators have very, very large reach, very large platform reach.  So depending on the complexity of the scope and services that we offer to the carriers, the—also we have other services that we offer like software development and customization and so on.  But typically, our software license agreements work for—or run for at least five years with the carriers because telecom operators tend to be slow-moving beasts, effectively, and when they adopt something like us, they tend to want to—us to follow along with them for the duration of what they see as the lifecycle of their products, which can be anything from five to 15 years depending on the rollout and the scale that they’re considering.

                            We target mainly carriers at the moment in emerging markets; tends to be where we’ve seen the most traction for our opportunities with the telcos.  They’re quite aggressive and they’re a very, very high subscriber base.  That’s not uncommon to see operators out here within Asia with 75, 100 million subscribers compared to, we say, the fragmented European networks where they would only have five, 10 million subscribers.  We tend to go with the Asian ones for now, and they have very, very high penetration of smartphone users, very young populations who understand apps and the app ecosystem and also have a very high usage of prepaid, so our platform, of course, is—runs a prepaid system as well for the operators, using the operators’ credit systems.  So the customer tops up using traditional top-up methods that you would use on mobile phones and our app and their system of—they work together hand-in-hand to ensure that we have revenue generating calls on the network as well.

   So that’s really the true return on investment for this.  For the operators, very, very compelling because we offer them tools basically to reach into the pockets, effectively, or the phones of subscribers around the world, on smartphones in particular, and it allows them to play in the marketplace that they’re now losing revenue in to the likes of Viber and Skype and so on.  So really in a nutshell, that’s what we do.  We’re really an operator enabler, so we’re at the very early stages of large operator rollouts.  We believe we have a huge opportunity in this sector given that there’s—today, there’s 1.8 billion smartphones in the world and around 4.5 billion mobile phones still out there.  So the market itself is absolutely gigantic, of course, and now we leverage the power and the brand of the operator to reach those end users.

  So with that brief synopsis about the Company, I’d like to turn our attention really to our numbers, the reason for the call, and again, it’s our first earnings call as a public company and I’d quickly summarize our financial performance for the calendar year 2013, the full year.  Because of the various changes made in our fiscal year end and accounting methodologies, I’ll not provide year-over-year comparisons, but I will clarify a few points that hopefully help investors on the call here better understand our business model and how that model could potentially look in 2014 and beyond.

  Revenues for the 12 months ended December 31st, 2013, were US$9.1 million, and with an additional and pending 54.5 million of billed contracts that we will recognize over the life of the contracts in the coming years.  The total contract lifetime value for the master license contracts that we have, which are software licenses for operators, since inception is approximately 62.4 million, of which 12.6 million was recognized through to April 16th, yesterday, 2014.  The 62.4 million includes only software licensing fees that we have or expect to receive regardless of the number of subscribers who use the services based on our technology.

                            Our Tier 1 carriers, which would be large incumbent operators in the territories, tend to opt to pay for the master license fees and one-time user license fees and they prefer not to pay us on a recurring basis.  They do a one-time but they have such massive reach that that’s what they—that’s how they pay us.  For Tier 2 carriers, which would be smaller operators, MVNOs, mobile virtual network operators, have signed contracts but they also pay us monthly fees for each subscriber.  They would have fewer subscribers but then they pay us on a recurring basis, and that’s—due to confidentiality agreements, I don’t really give guidance on the details on those fees because they vary really from customer to customer.  However, it’s safe to assume that we expect these subscriber base fees to grow over time as existing carrier clients promote the services and we sign new clients and new telco operators.

                            As I mentioned, we are in very early stage of market adoption for our services.  We have made very good progress in the past year, developing relationships with carriers throughout the world and educating them on the strong value proposition that we actually offer them.  While we’re happy with the progress we’ve made in general, sales cycles with operators tend to be between six and 12 months from when they roll in our services to when they actively deploy, market, and position them within their portfolio.

  The cost of our goods sold and the operating expenses for the 12 months ended December 31st, 2013, were 2.5 million and $6.9 million, respectively.  The Company invested approximately 1.2 million in research and development during the year and these investments in technology and product resulted in product developments using—we yielded brand new services in the year, including new social networking features such as group messaging, group conference calling, GPS tracking, credit transfer services and lots of other various additions, enhancements and brand new developments in—the service.  One Horizon, we will continue to develop new software that’s what we do; we’re a software company—with new features and functions that the smartphones really allow us to be very creative with that enable then our telecom operator customers to further differentiate themselves from competitors and other OTT operators such as Skype and Viber.

   Excluding non-cash depreciation and amortization and stock-based compensation expenses, our operating income for the year was US$1.9 million for the full year.  We recorded a loss of 0.7 million and the net loss per share of $0.02 for the 12 months.  The weighted average shares outstanding increased from 27.3 million during the 12 months ended the 31st to 31.7 million during the same period due to a private placement that we completed back on February 18th, 2013.

                            We ended the fiscal year in 2013 on a very solid financial position.  The Company has 22.6 million of assets, 2.1 million of cash and cash equivalents and 7.3 million of accounts receivables as of December 31st.  The total shareholder equity was 16.5 million at the year end and we have minimal debt outstanding.  While we continue to invest in technology development and sales and marketing to support our clients, we remain vigilant in managing our capital, and we’ll continue to balance our need to invest in future growth with our desire to reach positive cash flow as soon as practical.

                            With that, I’d like to just top—finish off with some statements on where we are with our business updates for the year and the year ahead.  We have been working with carriers in various parts of the world, and we have two carriers looking at our products in trial at the moment in South America—one in Columbia, one in Brazil—another carrier in the Middle East, another carrier in the Far East and also with a large hardware manufacturer of PCs and tablets also looking to build in our service into their devices as they ship them.  Further to this, we are still pursuing very actively and very successfully our Leiqiang joint venture in territorial China, and we have rolled out five data centres now in China.  We have our pilot VoIP app in place and it’s working very well, so we’re very positive about the 2014 outlook for our Leiqiang deployment and various other operators have now kind of stepped up this year and we expect to go live with two major telcos in Q2 of 2014 as they push this product into their own marketplace, into their own portfolios, which represents a very exciting time for us.

                            So basically, the main financial kind of business updates for us we have covered in the earnings call there and the main business updates, as far as I’m concerned, as technology evolution and the rollout that we have are very, very exciting for 2014 and beyond, and we have a very nice, I think, opportunity going forward looking at our big telco carriers going in.  As you’re probably aware, when other people see what you’ve done with other telcos, they tend to have a look and contact you for further evaluation of your products and services.

So I thank you all for your interest in One Horizon Group and appreciate you joining today’s call, and I’m ready now to take any questions that you might have.

Operator:                                           Thank you.  We will now be conducting a question and answer session.  If you’d like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you’d like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  Once again, please press star, one if you would like to ask a question.

  Our first question is from Juerg Schaeppi of 2Xideas.  Please go ahead.

Juerg Schaeppi:                                     Hello, Brian, congratulations to your first results.  Could you give us some background as how things are developing in China, and I would be curious how you see your use of cash for the coming business year?

Brian Collins:                                          Sure, the—thanks, Juerg.  The developments in China, we have data centres that we roll out the Horizon equipment into, so we have—effectively, we have 10 operating data centres available to us with telecom interconnections to the line services of major—three major telecommunications operators in China.  Five of those we have delivered our switches and services to.  We have our mobile VoIP app on the iPhone and Android working against those switches.  We expect in the next five to come in the six to eight weeks, depending on certain things and certain factors.  We expect the commercial soft launch, after Q2 I would imagine; it would be early Q3 that we would look at a commercial soft launch in territorial China with the 95131 area code.

So when you download the app, you will get a brand new phone number, along with the app, effectively a virtual SIM that allows the customer to have a Chinese phone number basically in their pocket no matter where they are in the world, and also, we’re looking at very competitive PSTN call rates for the service.  And it is the first—as you’re probably aware, those of you who have been following Horizon, it’s our first foray into being an operator as such, or participating in an operator as a 45% shareholder compared to being just a pure software company.  So for that, it represents a very exciting time for One Horizon and the new people that we’ve just hired in China are all very engaged, let’s say, going to all these data centres and testing and trialing and really shaking this down.  It’s quite an exciting time.

So, Juerg, your second question was on the use of cash for the forthcoming year.  The main use of cash for us, you know, we have SG&A, of course, we have the sales and administration side of things, of course, to keep the business operating and the R&D side of things.  The further investment really that we’re pushing and just recruited another member of staff for the Irish office, a very senior developer just went in there, and we’re also looking—we’ve hired four new junior developers in China to take care of localization issues basically out there, and we’re effectively pushing hard to continue the evolution of the software because the smartphones themselves are also evolving and because we’re getting smaller and cheaper handsets now, especially in emerging markets, I think we really need to keep a focus on ensuring that our software works on these latest generation, latest brands of phones with their various kind of nuances, let’s say, of—when you build a phone for, you know, less than US$30, it tends not to have the best of hardware.  So we ensure that our service and our product uses as little battery as possible, and we are a phenomenal low users of battery on mobile devices for voice, and so that’s what we really continue to focus on, as well as just evolving the product set in different directions depending on our customers.

                           At the moment, I’m actually in Asia discussing such matters with certain operators that we’re looking at quite exciting concepts going forward, and that’s what we have to do as a software business.  We have to react to the environments presented to us, whether it’s a cheap smartphone or a very innovative idea that we’re pursing.  So that’s really the core main use of funds, Juerg, for 2014.

Operator:                                              Thank you.  We have no further questions in queue at this time.  I’d like to turn the floor back over to Mr. Collins for any closing remarks.

Brian Collins:                                           Once again, I’d just like to thank everybody for joining the call.  We really appreciate it and thank you for your interest in One Horizon and I look forward to our next call with our earnings and our business updates, just because it’s very, very exciting quarters coming up ahead of us with our operators going live.  Once again, thanks very much.

Operator:                                                 Thank you.  Ladies and gentlemen, this does conclude today’s teleconference.  You may disconnect your lines at this time and thank you for your participation.